Exhibit 99.1

News Release

Nucor to Host Investor Day on June 20, 2019

CHARLOTTE, N.C., June 18, 2019 – Nucor Corporation (NYSE: NUE) today announced it will host an Investor Day on Thursday, June 20, 2019, in New York City. The event will begin at 8:15 a.m. EDT and end at approximately 12:00 p.m. EDT.

“Nucor is on a clear path for significant value creation and we look forward to providing an update on our progress and strategy to grow and win in the near- and long-term,” said John Ferriola, Chairman, CEO and President of Nucor Corporation.

Presenters will include:

John Ferriola, Chairman, CEO & President

Rick Blume, Vice President and General Manager, Commercial

MaryEmily Slate, EVP Tubular Products

John Bass, General Manager, Public Affairs

Jim Frias, EVP Chief Financial Officer

A live webcast of the event and accompanying presentation materials will be available under Investor Events in the “Investors” section of the Company’s website at www.nucor.com; as well as at,

https://event.webcasts.com/starthere.jsp?ei=1248691&tp_key=78d9cae709%20%5bevent.webcasts.com%5d

A replay of the webcast will be available on the website for 90 days following the presentation.

Investors wishing to attend the event in person should contact Nucor Investor Relations at: Investor@nucor.com.

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the U.S. and Canada. Products produced include: carbon and alloy steel — in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor to Host Investor Day on June 20, 2019 (Continued)

Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. The words “believe,” “expect,” “project,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including competition from imports and substitute materials; (2) U.S. and foreign trade policies affecting steel imports or exports; (3) the sensitivity of the results of our operations to prevailing steel prices and changes in the supply and cost of raw materials, including scrap steel; (4) market demand for steel products; and (5) energy costs and availability. These and other factors are discussed in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in Nucor’s 2018 Annual Report on Form 10-K, Item 1A. Risk Factors. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

Nucor Executive Offices, +1-704-366-7000, or Fax, +1-704-362-4208

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com